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                                                                 EXHIBIT 10.9

                               [GE CAPITAL LETTERHEAD]



June 16, 1997


Mr. Peter Courossi
Director of Finance
Millennium Pharmaceuticals, Inc.
640 Memorial Drive, 5th Floor
Cambridge, MA 02139-4815

Dear Peter:

We are pleased to advise you that our Senior Management Committee has approved a firm commitment for a lease line to Millennium Pharmaceuticals, Inc., (the "Lessee"), to be funded by us or our nominee, on the following terms and conditions.

1. TRANSACTION: The transaction is structured as a true lease in which the Lessor will be entitled to claim and retain all of the tax benefits associated with ownership of the equipment. The lease will be a net lease in which the Lessee will be responsible for all expenses relating to the equipment and the transaction, including equipment maintenance, insurance coverage, payment of personal property taxes, recording fees and other expenses. Information provided to GE Capital may be used by GE Capital or its potential nominees in evaluating the transaction.

2.  LESSEE: Millennium Pharmaceuticals, Inc.

2a. LESSOR: GE Capital or its nominee.

3.  ORIGINATOR: Meier Mitchell & Company.

4. EQUIPMENT: Various new laboratory test, office and other equipment all of which must be acceptable to Lessor. Transportation and other soft costs cannot exceed ten percent (10%) of the Acquisition Cost.

5. DELIVERY: All Equipment must be delivered, accepted and scheduled on or before December 31, 1997.

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 6. ACQUISITION COST:    TRANCHE A:  $ 6,000,000
                         TRANCHE B:  $ 4,000,000 (see Section 16)
                                     -----------
                                     $10,000,000

 7. TERM: Five (5)years from the Base Lease Commencement Date.

 8. BASE LEASE COMMENCEMENT DATE: See Section 16

 9. BASE LEASE RENTAL PAYMENT: Lessee will be required to make sixty (60) monthly rental payments, each payable in advance and equal to 1.9625% or 1.9983% of the Acquisition Cost for 1997 takedowns for 5-years MACRS Equipment or 7-years MACRS Equipment, respectively. The Base Lease Rental Payment was calculated using current money market rates; however, money market conditions at the Base Lease Commencement Date will control the final Base Lease Rental Payment that is fixed for the Term. See "Adjustments to the Base Lease Rental Payment" on the following page.

9a. INTERIM RENTAL PAYMENT: From the date of scheduling to the Base Lease
    Commencement Date, the Lessee will be required to make Interim Rental Payments at the prime rate of interest.

10. TAX BENEFITS: Lessee will represent and warrant that the depreciation deductions arising out of the ownership of all of the Equipment will be for the account of Lessor and will be recognized over a five (5) year or seven
    (7) year period as appropriate on a 200% declining balance switching to straight-line (DDB/SL) formula using the half-year convention. A Federal corporate tax rate of 35% for 1997 and thereafter was assumed in calculating the Base Lease Rental Payment. Lessee will indemnify Lessor for any loss of any Tax Benefits caused by an act, omission or misrepresentation of Lessee.

11. ADMINISTRATIVE FEE: An Administrative Fee equal to $100,000 has been paid to GE Capital. Upon scheduling, this fee shall be applied pro rata to the first monthly rental payment under each schedule. Any portion of this fee which has not been applied by December 31, 1997 will be considered earned. If by July 31, 1997, Lessor has not committed to funding the $4,000,000 Tranche B, $40,000 of this Administrative Fee shall be promptly returned to Lessee.

12. LESSEE OPTIONS AT LEASE EXPIRATION: At the expiration of the Term, Lessee will have the following options:

    A. Renew all the Equipment under the lease for ten (10) months at 1.2% of Acquisition Cost per month, in advance, after which time the Lessee may:

       1. Return all the Equipment to the Lessor;

       2. Renew all the Equipment under lease at a term and rate to be negotiated by the parties based upon the then remaining useful life and fair market value of the Equipment; or

       3. Purchase all the Equipment at its then fair market value; OR

    B. Purchase all the Equipment for the greater of ten percent (10%) of original Acquisition Cost or its then fair market value. The Lessee may select the qualified appraiser.
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13.  ADJUSTMENTS TO THE BASE LEASE RENTAL PAYMENT: The Base Lease Rental
Payment stated above reflects current money market rates as indicated by the yield to maturity of 6.29% for five-year Treasury Notes (the Reference Yield).

     The table below sets forth the U.S. Treasury Notes with similar then remaining lives to maturity which will be used to establish the final Base Lease Rental Payment, depending upon the Base Lease Commencement Date

     BASE LEASE COMMENCEMENT DATE                APPLICABLE TREASURY NOTE
                                                Coupon      Maturity
                                                ------      --------
     July 1 to September 30, 1997               6.375%      August, 2002
     October 1 to December 31, 1997            11.625%      November, 2002

     The Base Lease Rental Payment actually used will be that stated above, increased or decreased by basis point for basis point for any change in the yield to maturity of the Applicable Treasury Note from the Reference Yield. The yield to maturity of the Applicable Treasury Note used to calculate the adjustment to the Base Lease Rental Payment will be the yield quoted in the most recently published issue of The Wall Street Journal two days before the Base Lease Commencement Date.

14. ELECTRONIC PAYMENT SYSTEM: All payments to GE Capital shall be made under an electronic payment system.

15. FINANCIAL COVENANTS: Lessee agrees that its consolidated a) unrestricted cash, cash equivalents and marketable securities shall always total at least $30,000,000; b) tangible net worth shall always be at least $30,000,000; c) current ratio shall always be at least 2.0:1 and (d) total liabilities/tangible net worth ratio shall never exceed 1.0:1. Unrestricted cash and cash equivalents and marketable securities will be defined as being net of any non-GE Capital contingent liability associated with other cash triggers or pledge agreements. If for any reason Lessee does not meet these covenants, Lessee will provide Lessor with an irrevocable letter of credit in a form acceptable to Lessor and from a bank acceptable to Lessor equal to Lessor's then stipulated loss value on all schedules. Lessee's chief financial officer or other senior officer will provide Lessor with a monthly compliance statement in a form acceptable to Lessor.

16.  COMMITMENT MECHANICS:

     Tranche A: $6,000,000 of Equipment is expected to be scheduled on or before June 30, 1997. This Equipment will be accumulated on an interim schedule. The Equipment contained in the interim schedule will be converted to final schedules, as determined by Lessor, with Base Lease Commencement Date of August 1, 1997. The Lessee will pay Interim Rental Payments at the prime rate of interest between the scheduling date and the Base Lease Commencement Date of August 1, 1997. As of the Base Lease Commencement Date, the Base Lease Rental Payments will be fixed for the 60-month Term of the lease.

     Tranche B: Lessor will have through July 31, 1997 to determine whether or not to commit to leasing the remaining $4,000,000. If Lessor does so commit, one or more schedules can be created any time before December 31, 1997 depending on when the
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        remaining Equipment is available. Scheduling will be done the same way as discussed in Tranche A. The Base Lease Commencement Date for these schedules will be the first day of the month following scheduling. Lessee will pay Interim Rental Payments at the prime rate of interest between scheduling and the Base Lease Commencement Date. Lessee agrees that it will not seek or entertain proposals from any financing sources other than TransAmerica between now and July 31, 1997. If Lessor does not commit to this $4,000,000, by July 31, 1997, Lessee may finance that amount with others of Lessee's choice.


The firm commitment has been rendered in express reliance on the financial or other statements respecting the conditions, operation, and affairs of the Lessee, or respecting the equipment to be leased, which Lessee has previously provided to us, and is based on the understanding that Lessee has committed to complete the transaction with us or our nominee. The Lessor's commitment is subject to the condition that there shall be no material adverse change in either (i) the business or financial condition of the Lessee or (ii) proposed Federal tax law, prior to any funding under the lease. In addition, funding under this lease will be for a minimum of $300,000 each.

An express condition of the commitment is that all documentation be satisfactory to our counsel.

This firm commitment will expire on June 20, 1997 unless you acknowledge your receipt hereof and acceptance by executing the enclosed copy of this letter and returning it to us by that date. If accepted by you, this commitment will expire on December 31, 1997.



                                            GE Capital

                                            /s/ Richard L. Dauphinias
                                            -------------------------
                                                Richard L. Dauphinias
                                                Senior Transaction Manager
                                                Third Party Originations



ACCEPTED BY THE LESSEE:

By:
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Date:
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